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                                                                     Exhibit 4.8


                                PLEDGE AGREEMENT


                  THIS PLEDGE AGREEMENT (this "AGREEMENT") is made as of October 4, 2000, between Unifrax Holding Co., a Delaware corporation ("HOLDINGS"), and Societe Europeenne de Produits Refractaires, a French corporation ("SEPR").

             A. Holdings has executed that certain Limited Recourse Promissory Note, dated the date hereof, in the original principal amount of $20,200,000 in favor of SEPR (the "HOLDINGS NOTE") and that certain Limited Recourse Promissory Note, dated the date hereof, in the original principal amount of $300,000 in favor of Carborundum do Brasil (the "BRASIL NOTE", and together with the Holdings Note, the "NOTES") as partial consideration for the transactions contemplated by that certain Stock and Asset Purchase Agreement by and among SEPR, Unifrax Corporation (the "CORPORATION"), and certain other parties thereto dated July 27, 2000 (the "PURCHASE AGREEMENT"); and

             B. As a consequence of the transactions contemplated by the Purchase Agreement, Holdings has acquired 20,500 shares of Series A Preferred Stock (the "SHARES") of the Corporation, and desires to pledge the Shares to SEPR as security for the Notes.

                  NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Holdings and SEPR hereby agree as follows:

                  1. PLEDGE. Holdings hereby pledges to SEPR, and grants to SEPR a security interest in, the Shares (together with such other securities or property as become subject to the pledge hereunder pursuant to the terms hereof, the "PLEDGED SHARES") as security for the prompt and complete payment when due of the unpaid principal of and interest on the Notes and full payment and performance of the obligations and liabilities of Holdings hereunder.

                  2. DELIVERY OF PLEDGED SHARES. Upon the execution of this Agreement, Holdings shall deliver to SEPR the certificates representing the Pledged Shares and a duly executed irrevocable stock power in the form set forth at EXHIBIT A.

                  3. VOTING RIGHTS; CASH DIVIDENDS. Notwithstanding anything to the contrary contained herein, during the term of this Agreement until such time as there exists an Event of Default (as defined below), Holdings is entitled to all voting rights with respect to the Pledged Shares and is entitled to receive all cash dividends declared or paid in respect of the Pledged Shares; provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would, in any material respect, violate or be inconsistent with any of the terms of this Agreement, or the Notes, or which would have the effect of impairing, in any material respect, the position or interests of SEPR. If an Event of Default shall occur and be continuing, all rights of Holdings to vote and to give consents, waivers and ratifications shall cease and SEPR shall have all such rights. In accepting the pledge of the Pledged Shares hereunder, SEPR agrees to abide by and honor all of the terms and provisions of the Pledged


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Shares, including all such terms and provisions set forth in the Corporation's
Certificate of Amendment of the Certificate of Incorporation, dated October 4, 2000.

                  4. STOCK DIVIDENDS; DISTRIBUTIONS, ETC. If Holdings becomes entitled to receive or receives any securities or other property (other than cash) with respect to, in substitution of, or in exchange for, any of the Pledged Shares (whether as a distribution in connection with any recapitalization, reorganization or reclassification, a stock dividend or otherwise), Holdings shall accept such securities or other property on behalf of and for the benefit of SEPR as additional security for Holdings' obligations under the Notes and shall promptly deliver such additional security to SEPR together with a duly executed irrevocable stock power, and such additional security will be deemed to be part of the Pledged Shares hereunder.

                  5. DEFAULT.

                  (a) In the event that any Event of Default (as defined below) occurs under either of the Notes and is continuing, SEPR will be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement or by law) for the protection and enforcement of its rights in respect of the Pledged Shares, including without limitation, to exercise the following rights, which Holdings hereby acknowledges are commercially reasonable:

                           (i) to receive all amounts payable in respect of the
                  Pledged Shares otherwise payable to Holdings;

                           (ii) to transfer all or any part of the Pledged
                  Shares into SEPR's name or the name of its nominee or nominees;

                           (iii) to vote all or any part of the Pledged Shares
                  (whether or not transferred into the name of SEPR) and give all consents, waivers and ratifications in respect of the Pledged Shares and otherwise act with respect thereto as though it were the outright owner thereof (Holdings hereby irrevocably constituting and appointing SEPR the proxy and attorney-in-fact of Holdings, with full power of substitution to do so); and

                           (iv) to the fullest extent permitted by law, at any
                  time or from time to time, to sell, assign and deliver, or grant options to purchase, all or any part of the Pledged Shares, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise dispose of or realize on (all of which are hereby waived by Holdings) for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as SEPR in its absolute discretion may determine. Holdings agrees that each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right on the part of Holdings, and Holdings hereby waives and releases to the fullest extent permitted by law any right of redemption with respect to the Pledged Shares,



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                  whether before or after sale hereunder, and all rights, if any, of marshaling the Pledged Shares and all rights, if any, of stay and/or appraisal that it now has or may at any time in the future have under rule of law or statute now existing or hereafter enacted.

                  (b) Upon completion of foreclosure on the Pledged Shares in accordance with the Uniform Commercial Code of Delaware, (i) the Notes will be cancelled and be of no further force and effect, (ii) SEPR and Carborundum do Brasil shall deliver to Holdings such canceled Notes, and (iii) SEPR shall execute a signature page to the Stockholders Agreement, by and among the Corporation and its stockholders and by virtue of such signature shall agree to be bound by the terms of such agreement.

                  (c) The term "Event of Default" as used in this Agreement has the meaning set forth in the Notes and further includes any act or failure to act by Holdings the result of which is that there does not exist, or that there ceases to exist, a valid and perfected security interest under this Agreement in all or any part of the Pledged Shares.

                  6. UNDERTAKING TO DEFEND. Holdings shall use its reasonable best efforts to defend SEPR's right, title and security interest in and to the Pledged Shares and the respective proceeds thereof against the claims and demands of all persons.

                  7. COSTS AND ATTORNEYS' FEES. All reasonable costs and reasonable expenses (including reasonable attorneys' fees) incurred in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, will become part of the indebtedness secured hereunder and will be paid by Holdings or repaid from the proceeds of the sale of the Pledged Shares hereunder.

                  8. PAYMENT OF INDEBTEDNESS AND RELEASE OF PLEDGED SHARES. Upon payment in full of the indebtedness evidenced by the Notes, including all amounts in respect of principal and interest, this Agreement will terminate and SEPR shall surrender the Pledged Shares to Holdings together with the irrevocable stock power.

                  9. NO OTHER LIENS; NO SALES OR TRANSFERS. Holdings hereby represents and warrants that it has good and valid title to all of the Pledged Shares, free and clear of all liens, security interests and other encumbrances (other than security interests or other encumbrances granted pursuant to this Agreement), and Holdings hereby covenants that until such time as all of the outstanding principal of and interest on the Notes has been repaid, Holdings shall not (i) create, incur, assume or suffer to exist any pledge, security interest, encumbrance, lien or charge of any kind against the Pledged Shares or Holdings' rights as a holder thereof, other than pursuant to this Agreement, or
(ii) sell or otherwise transfer any Pledged Shares or any interest therein.

                  10. FURTHER ASSURANCES. At any time and from time to time upon the written request of SEPR, Holdings shall execute and deliver such further documents (including Uniform Commercial Code financing statements) and take such further actions as SEPR may reasonably request to evidence, confirm, perfect and maintain the liens granted or required to be granted to



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 SEPR by this Agreement and the Notes, and shall fully cooperate with SEPR and perform all additional acts that are necessary to effect the purposes of the foregoing.

                  11. REPRESENTATIONS AND WARRANTIES. Holdings hereby represents and warrants to SEPR that on the date hereof:

                  (a) Holdings has the right in and good title to the Pledged Shares and has full right, power and authority to pledge the Pledged Shares pursuant to this Agreement and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person.

                  (b) SEPR has a valid and enforceable security interest in all of the Pledged Shares and a first priority perfected security interest in the Pledged Shares.

                  (c) This Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                  (d) Neither Holdings' execution, delivery or performance of this Agreement or the Notes, nor, subject to the terms and provisions of the Subordination Agreement by and among SEPR, the Corporation and certain lenders, dated as of October __, 2000, SEPR's exercise of any of its rights and remedies with respect to this Agreement or the Notes, will violate or conflict with the terms of any agreement to which Holdings is a party, or will violate or conflict with any law, rule, provision, policy or order applicable to Holdings or the Pledged Shares.

                  12. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

                  13. NO WAIVER; CUMULATIVE REMEDIES. SEPR shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver will be valid unless in writing, signed by SEPR, and then only to the extent therein set forth. A waiver by SEPR of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which SEPR would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of SEPR, any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.


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                  14. WAIVERS, AMENDMENTS; ASSIGNMENT. None of the terms or
provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement and all obligations of Holdings hereunder, together with the rights and remedies of SEPR hereunder, inure to the benefit of SEPR and its successors. SEPR shall not assign, negotiate or otherwise transfer this Agreement or any or all of its rights under this Agreement to any person or entity without the prior written consent of Holdings, except to an Affiliate of SEPR.

                  15. GOVERNING LAW. This Agreement is to be governed and controlled as to interpretation, enforcement, validity, construction, and in all other respects by the laws, statutes and decisions of the State of New York.

                  16. COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]



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                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                             SOCIETE EUROPEENNE DE
                                             PRODUITS REFRACTAIRES


                                        By:    /S/  ROLAND LAZARD
                                             ----------------------------------
                                        Name:  Roland Lazard
                                        Title: Senior Vice President Finance


                                             UNIFRAX HOLDING CO.


                                        By:    /S/  WILLIAM P. KELLY
                                             -----------------------------------
                                        Name:  William P. Kelly
                                        Title: President and CEO




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                                   EXHIBIT A
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                                   EXHIBIT A

                            IRREVOCABLE STOCK POWER
                            -----------------------

      FOR VALUE RECEIVED, Unifrax Holding Co. hereby sells, assigns and transfers unto _____________ 20,500 shares of Series A preferred stock $0.01 par values of Unifrax Corporation, a Delaware corporation (the "CORPORATION"), standing in the name of Unifrax Holding Co. on the books of the Corporation represented by Certificate No. 1 herewith, and does hereby irrevocably constitute and appoint ___________ to transfer said stock on the books of said Corporation and to substitute one or more persons with like full power, hereby ratifying and confirming all that said agent or substitute or substitutes shall lawfully do by virtue hereof. This Stock Power is coupled with an interest and is irrevocable.


Dated: October 4, 2000
                                             UNIFRAX HOLDING Co.

                                             /s/William P. Kelly
                                             -----------------------
                                             By:    William P. Kelly
                                             Title: President


ATTEST:


By: /s/Thomas N. Littman
    -----------------------
Name:  Thomas N. Littman
Title: Assistant Secretary